THE JENSEN PORTFOLIO, INC.
AMENDMENT TO THE
AMENDED AND RESTATED CUSTODY AGREEMENT

THIS AMENDMENT dated as of this 27 day of July, 2006, to the Amended and Restated Custody Agreement dated July 1, 2005 (the “Agreement”), is entered by and between The Jensen Portfolio, Inc., an Oregon corporation (the “Company”) and U.S. Bank National Association, a national banking association (the “Custodian”).

RECITALS

WHEREAS, the parties have entered into an Amended and Restated Custody Agreement; and

WHEREAS, the Company and the Custodian desire to amend said Agreement; and

WHEREAS, Article XIV, Section 14.2 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree as follows:

Exhibit C, the fee schedule of the Agreement, effective August 1, 2006, is hereby superseded and replaced with the fee schedule attached hereto.

Except to the extend amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the day and year first written above.

THE JENSEN PORTFOLIO, INC.	U.S. BANK, N.A.

By: /s/Gary Hibler	By: /s/Michael McVoy

Name: Gary Hibler	Name: Michael McVoy

Title: President	Title: Vice President

Exhibit C to the Amended and Restated Custody Agreement
The Jensen Portfolio, Inc. DOMESTIC CUSTODY SERVICES ANNUAL FEE SCHEDULE effective 8/1/2006

Annual fee based upon market value of the fund:
1 basis point on first $2 billion
0.50 basis points on assets greater than $2 billion
Minimum annual fee - $3,000
Investment transactions (purchase, sale, exchange, tender, redemption, maturity, receipt, delivery):
$5.00 per disbursement (waived if USBFS is Administrator)
$12.00 per book entry security (depository or Federal Reserve system)
$12.00 per asset delivery transaction
$25.00 per definitive security (physical)
$25.00 per mutual fund trade
$75.00 per Euroclear
$8.00 per principal reduction on pass-through certificates
$6.00 per short sale/liability transaction
$15.00 per option/futures contract
$15.00 per variation margin
$10.00 per Fed wire deposit or withdrawal

Variable Amount Demand Notes: Used as a short-term investment, variable amount notes offer safety and prevailing high interest rates. Our charge, which is ¼ of 1%, is deducted from the variable amount note income at the time it is credited to your account.

Plus out-of-pocket expenses, and extraordinary expenses based upon complexity.

Fees are billed monthly, based upon market value at the beginning of the month.

Exhibit C Fee Schedule (continued)
for the Amended and Restated Custody Agreement - The Jensen Portfolio, Inc.
CHIEF COMPLIANCE OFFICER SUPPORT SERVICES FEE SCHEDULE effective 8/1/06

Chief Compliance Officer Support Services

U.S. Bancorp provides support to the Chief Compliance Officer (CCO) of each fund serviced either by U.S. Bancorp Fund Services, LLC or Quasar Distributors, LLC. Indicated below are samples of functions performed by USBFS in this CCO support role:

•  Business Line Functions Supported
        •       Fund Administration and Compliance
                •       Transfer Agent and Shareholder Services
                •       Fund Accounting
                •       Custody Services
                •       Securities Lending Services
                •       Distribution Services
•  Daily Resource to Fund CCO, Fund Board, Advisor
•  Provide USBFS/USB Critical Procedures & Compliance Controls
•  Daily and Periodic Reporting
•  Periodic CCO Conference Calls
•  Dissemination of Industry/Regulatory Information
•  Client & Business Line CCO Education & Training
•  Due Diligence Review of USBFS Service Facilities
•  Quarterly USBFS Certification
•  Board Meeting Presentation and Board Support
•  Testing, Documentation, Reporting

Annual Fee Schedule*
                •         $1,200 per service per year

Fees are billed monthly.
*Subject to annual CPI increase, Milwaukee MSA.